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                                  EXHIBIT 3.1.

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                  PH GROUP INC.

          These amended and restated articles supersede and replace the original articles and all amendments thereto.



                                    ARTICLE I

               The name of said corporation shall be PH GROUP INC.

                                   ARTICLE II

         The place in Ohio where its principal office is to be located is in Columbus, Franklin County, Ohio.

                                   ARTICLE III

         The purposes for which it is formed are to engage in any lawful act or activity for which corporations may be formed under sections 1701.01 to 1701.98, inclusive, of the Revised Code. This corporation reserves the right at any time and from time to time substantially to change its purpose in the manner now or hereafter permitted by statute. Any change of the purposes of the corporation which is authorized or approved by the holders of shares entitling them to exercise the proportion of the voting power of the corporation now or hereafter required by statute, shall be binding and conclusive upon every shareholder as if he had voted therefore. No shareholder, notwithstanding that he may have voted against such change of purposes or may have objected thereto in writing, shall be entitled to payment of the fair cash value of his shares.

                                   ARTICLE IV

         The maximum number of shares which the corporation is authorized to have outstanding is ten million (10,000,000), all of which shall be common shares without par value. Each common share shall be equal to every other common share. The holders of common shares shall be entitled to one (1) vote for each share upon all matters presented or required to be presented to the shareholders. No holder of common shares of the corporation shall have any preemptive right to purchase or subscribe to any shares or other securities of the corporation, whether now or hereafter issued or authorized.


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                                    ARTICLE V

         A. Notwithstanding any provision of the Revised Code of Ohio, now or hereafter in force, requiring for any purpose the vote of the holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute, may be taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation or of such class or classes.

         B. The corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed or permitted by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

         C. No person shall be disqualified from being a director of the corporation because he or she is or may be a party to, and no director of the corporation shall be disqualified from entering into any contract or other transaction to which the corporation is or may be a party. No contract or other transaction to which the corporation is or may be a party shall be void or voidable for the reason that any director or officer or other agent of the corporation is a party thereto, or otherwise has any direct or indirect interest in such contract or transaction or in any other party thereto, for reason that any interested director or officer or other agent of the corporation authorizes or participates in authorization of such contract or transaction, (a) if the material facts as to such interest are disclosed or are otherwise known to the Board of Directors at the time the contract or transaction is authorized and at least a majority of the disinterested members vote for or otherwise take action authorizing such contract or transaction even though such disinterested directors are less than a quorum, or (b) if the contract or transaction (i) is not less favorable to the corporation than an arm's length contract or transaction in which no director or officer or other agent of the corporation has any interest or (ii) is otherwise fair to the corporation as of the time it is authorized. Any interested director may be counted in determining the presence of a quorum at any meeting of the Board of Directors which authorizes the contract or transaction.

         D. Section 1701.831 of the Ohio Revised Code, as amended form time to time, shall not apply to "control share acquisitions" of shares of stock of the corporation, as defined in Section 1701.01(Z) of the Ohio Revised Code, as amended from time to time.

         E. No shareholder of the corporation may cumulate voting power in the election of directors.

                                   ARTICLE VI

         The Board of Directors is hereby authorized to determine whether any, and, if any, what part of the surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders, and, without action for the shareholders, to use and apply such surplus, or any part thereof, at any time or from time to time, in the purchase or acquisition of shares of any class now or hereafter authorized, voting-trust certificates for shares, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness of the corporation, and other securities of the corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors shall deem expedient.

                                   ARTICLE VII

         The provisions of Section 1701.13(E)(5)(a) of the Ohio Revised Code or any statute of like tenor or effect which is hereafter enacted shall not apply to the corporation. The corporation shall, to the fullest extent not prohibited by any provision of applicable law other than Section


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1701.13(E)(5)(a) of the Ohio Revised Code or any statute of like tenor or effect which is hereafter enacted, indemnify each director and officer against any and all costs and expenses (including attorney fees, judgments, fines, penalties, amounts paid in settlement and other disbursements) actually and reasonably incurred by or imposed upon such person in connection with any action, suit, investigation or proceeding (or any claim or other matter therein), whether civil, criminal, administrative or otherwise becomes or is threatened to be made a party by reason of being or at any time having been, while such a director or officer, an employee or other agent of the corporation or, at the direction or request of the corporation, a director, trustee, officer, administrator, manager employee, adviser or other agent of or fiduciary for any other corporation, partnership, trust venture or other entity or enterprise including any employee benefit plan.

         The corporation shall indemnify any other person to the extent such person shall be entitled to indemnification under Ohio law by reason of being successful on the merits or otherwise in defense of an action to which such person is named a party by reason of being an employee or other agent of the corporation, and the corporation may further indemnify any such person if it is determined on a case by case basis by the Board of Directors that indemnification is proper in the specific case.

         Notwithstanding anything to the contrary in these Articles of Incorporation, no person shall be indemnified to the extent, if any, it is determined by the Board of Directors or by written opinion of legal counsel designated by the Board of Directors for such purpose that indemnification is contrary to applicable law.


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